EXHIBIT D-3


                                STATE OF ILLINOIS
                          ILLINOIS COMMERCE COMMISSION


INTERSTATE POWER COMPANY           )
                                   )
NOTICE OF THE MERGER AND TRANSFER  )
OF THE ASSETS OF INTERSTATE POWER  )
COMPANY TO IES UTILITIES INC., AN  )
AFFILIATED ENTITY                  )

                            NOTICE OF REORGANIZATION


TO: THE ILLINOIS COMMERCE COMMISSION

          Pursuant to the provisions of Section 16-111(g) of the Public Utilities Act (220 ILCS 5/16-111 (g)) (the "Act"), Interstate Power Company hereby provides to the Illinois Commerce Commission (the "Commission") not less than thirty (30) days notice of a proposed transfer of its assets to an affiliated entity. The transfer will involve the merger of Interstate Power Company, a Delaware corporation and a wholly owned subsidiary of Alliant Energy Corporation, into IES Utilities Inc., an Iowa corporation ("IES Utilities") and also a wholly owned subsidiary of Alliant Energy Corporation. Alliant Energy Corporation is the owner of all of the voting capital stock of Interstate Power Company and IES Utilities. IES Utilities will be the surviving corporation of this merger, and Alliant Energy Corporation will become the owner of all the voting capital stock of IES Utilities, which will be renamed Interstate Power and Light Company upon consummation of the merger.

          The transfer described in this Notice does not involve a merger between two or more public utilities, as that term is defined in Section 3-105


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of the Act, because IES Utilities is not an Illinois public utility. The transfer also does not involve a merger of the holding companies of two or more public utilities.

          In accordance with the requirements of Section 16-111(g) of the Act, Interstate Power Company provides the following information to the Commission:

          1. A complete statement of the entries that Interstate Power Company and IES Utilities Inc. will make on their books and records of account to implement the proposed reorganization:

          The following entries are required on the books and records of account of Interstate Power Company and IES Utilities Inc. to implement the proposed reorganization:

          Debit Common Stock                                $34,221,012
          Credit Other Paid-in Capital                      $34,221,012
          Debit Accts Pay-Associated Companies              $    18,818
          Credit Accts Rec-Associated Companies             $    18,818

          2. A certification from an independent certified public accountant that such entries are in accord with generally accepted accounting principles:

          Attached hereto as Appendix A is a certification by Arthur Andersen, LLP, independent certified public accountants, that the entries which are required on the books and records of account of Interstate Power Company and IES Utilities to implement the proposed reorganization are in accordance with generally accepted accounting principles.


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          3. A certification from the Chief Accounting Officer of Interstate
Power Company that such entries are in accord with previously approved guidelines for cost allocations between Interstate Power Company and its affiliates:

          Attached hereto as Appendix B is a certification by John E. Kratchmer, Corporate Controller and Chief Accounting Officer of Interstate Power Company, that the entries are in compliance with previously approved guidelines for cost allocations between Interstate Power Company and its affiliates.

          4. A list of all federal or state approvals that will be obtained before the proposed reorganization is implemented: Approvals of this merger are required by the Federal Energy Regulatory Commission and the Securities and Exchange Commission.

          Approvals of this merger are also required by the public utility commissions of Iowa and Minnesota, and Interstate Power Company and Interstate Power and Light Company have filed a petition to request the Illinois Commerce Commission to approve the reorganization with respect to Interstate Power Company's gas operations in Illinois in Docket No. 00-0261. Certain filings will also be made with the Illinois, Iowa and Delaware Secretaries of State to implement the reorganization.

          5. An irrevocable commitment that Interstate Power Company will not, as a result of the proposed reorganization, impose any stranded cost charges that it might otherwise be allowed to charge retail customers under federal law or increase the transition charges that Interstate Power Company is otherwise entitled to collect under Article XVI of the Act:


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          Interstate Power Company and IES Utilities hereby irrevocably commit that they will not, as a result of the proposed reorganization, impose any stranded cost charges that they might otherwise be entitled to charge retail customers under federal law and will not increase the transition charges that they would otherwise be entitled to collect from Illinois retail customers under
Article XVI of the Act.

          In accordance with the requirements of Section 16-128(c) of the Act, Interstate Power Company and IES Utilities have agreed to comply with the requirements of that Section in their Agreement and Plan of Merger, as amended.

          Dated: March 21, 2001
                                             INTERSTATE POWER COMPANY


                                        By:
                                           -------------------------------------
                                           Attorney for Interstate Power Company


Kent M. Ragsdale, Managing Attorney
Alliant Energy Corporate Services
200 First Street, SE
Post Office Box 351
Cedar Rapids, IA 52406-0351
Phone: (319) 398-7765
Fax: (319) 398-4533
kentragsdale@alliant-energy.com


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